Exhibit 99.1

FOR IMMEDIATE RELEASE

Ospraie Management and Green Plains Acquire Majority Stake in Fluid Quip Technologies

•	Joint transaction led by Ospraie Management LLC
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The partnership will immediately leverage their combined technologies and relationships to produce and market sustainable ingredients with increasing protein concentration levels and nutritional characteristics for pet food, aquaculture and animal feed markets globally.

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The partnership will also help accelerate the installation of Ultra-High Protein technology across Green Plains’ platform, amplify its production capabilities and further expand product offerings to accelerate the growth of Optimal Aquafeed’s precision aquaculture solutions, leveraging previously announced partnerships with Novozymes and Hayashikane.

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Fluid Quip’s solutions have been deployed worldwide including full technology design, process optimization, yield improvement technologies, new co-product technologies and turnkey capital projects. In addition to protein technologies, the company has launched seven new ag-technology systems in the last seven years that are being used in corn dry milling and bio-chemical production facilities today.

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Green Plains will look to deploy a number of Fluid Quip’s advancing technologies in sustainable high proteins, renewable corn oil and Clean Sugar Technology (CSTTM) throughout its platform beginning in 2021.

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The partnership will enhance Fluid Quip’s ability to provide premier technologies and engineering services while accelerating technology development and deployment across biofuels and biochemical facilities worldwide.

OMAHA, Neb. Jan 5, 2021, (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE), today announced that it has acquired a majority interest in Fluid Quip Technologies (Fluid Quip) in a joint transaction led by Ospraie Management LLC (Ospraie). The acquisition capitalizes on the core strengths of the partners to develop and implement proven, value-added agriculture, food and industrial biotechnology systems, and to rapidly expand installation of Ultra-High Protein production across Green Plains’ facilities in parallel with offering these technologies to partnering biofuel facilities. The terms of the transaction were not disclosed. As part of the transaction, Ospraie acquired 550,000 warrants for Green Plains stock (each warrant equal to one share of stock) with a strike price of $22 per share.

“We believe the Fluid Quip IP portfolio has many game changing valuable technologies that the world needs right now,” said Dwight Anderson, managing partner of Ospraie. “Whether it’s their clean sugar patent suite that creates new, low cost carbohydrate sources for potential use in synthetic biology, food production, or industrial biochemical fermentation, or their patent library on creating high protein ingredients for pet food, aquaculture and other high value feed products, this all improves the environmental impact of feed solutions using inputs from farmers. Sustainable protein solutions are healthier, more efficient and less harmful to the global food system including, reducing the carbon footprint of production agriculture.”

“The partnership between Fluid Quip, Ospraie, and Green Plains will accelerate our path to our 2023 transformation from a commodity-processing business to a value-add agriculture, food technology and industrial biotechnology company focusing on creating diverse, non-cyclical, higher margin products while improving the environmental and carbon footprint of food and feed,” said Todd Becker, president and chief executive officer of Green Plains. “This partnership will help advance the installation of Ultra-High Protein technology across our platform, significantly increase our renewable corn oil production to participate in the growing low carbon fuel markets and the renewable diesel value chain, further drive reduction of our operating expenses and significantly expand our product offerings. This transaction is a vital step in our evolution as it enhances our intellectual property portfolio, deepens our engineering expertise and maximizes operational efficiencies through powerful technology capabilities, while achieving significant financial return opportunities for our shareholders.”

“This transaction offers a unique opportunity to bolster Fluid Quip’s growth trajectory and financial strength through Ospraie’s and Green Plains’ expanded footprint, industry experience and worldwide relationships,” said John Kwik, partner of Fluid Quip Technologies. “We will now be able to accelerate the development of revolutionary technologies that will drive transformational change to how agricultural products get used. With growing interest in the protein space, this partnership will leverage strong capabilities to help defend and protect the Fluid Quip IP portfolio from infringement. Finally, we will continue the implementation of our market leading flex-plant patented technologies, value added protein technologies and bolt-on processes that increase plant efficiencies for Fluid Quip’s large global customer base as well.”

“When you combine all of our partnerships into one innovation and financial engine with the rapid advancements that are already taking place, we believe the results will be truly revolutionary,” stated Becker. “Through this combination, we believe we are squarely positioned to deliver unmatched value as a leader in sustainable, nutritious products created through fermentation of renewable resources using a full suite of world-class technologies.”

Over the last two years, Green Plains has made strategic investments to significantly transform the business from an ethanol and commodities processor, to a leading technology focused, innovative producer of sustainable, value-added ingredient solutions. The partnership will retain all Fluid Quip employees.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

About Fluid Quip Technologies

Fluid Quip Technologies® (Fluid Quip) provides custom technologies and engineering services to biofuel and biochemical industries worldwide. Fluid Quip’s capabilities include process optimization, yield improvement technologies, advanced co-product technologies and turnkey capital projects. Fluid Quip has commercialized multiple patented and patent-pending technologies to enhance the base corn-to-ethanol dry grind process, create new and novel alternative feed products, and supply the growing need for carbohydrate feed-stocks into the biochemical market. For more information, visit www.fluidquiptechnologies.com.

About Ospraie Management, LLC

Ospraie Management, LLC (Ospraie), was established an independent firm in 2004. Ospraie is an asset management firm that actively invests in commodity markets and basic industries worldwide.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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